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EXHIBIT 21

SUSIDIARIES OF RPC, INC.

NAME	STATE OF INCORPORATION
Coiled Tubing, Inc.	Delaware
Cudd Pressure Control, Inc.	Delaware
Cudd Pressure Control Canada Ltd.	New Brunswick, Canada
Cudd Pumping Services, Inc.	Delaware
International Training Services, Inc.	Georgia
Patterson Services, Inc.	Delaware
Patterson Truck Line, Inc.	Louisiana
Patterson Tubular Services, Inc.	Texas
Pressure Control, Inc.	Delaware
RPC Data Link, Inc.	Georgia
RPC Energy International, Inc.	Delaware
RPC Investment Company	Delaware
RPC Waste Management Services, Inc.	Georgia
South Texas Swabbing, Inc.	Texas

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  EXHIBIT 21